CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$14,000,000	$550.20

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement	Filed Pursuant to Rule 424(b)(2)
(To the Prospectus dated August 31, 2007,	Registration No. 333-145845
the Prospectus Supplement dated September 4, 2007
and the Information Supplement dated December 12, 2007)	June 25, 2008

BARCLAYS BANK PLC

Barclays Reverse Convertible NotesSM	All Asset Classes and Structures Under One RoofSM

Terms used in this pricing supplement are described or defined in the prospectus supplement. The reverse convertible notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this pricing supplement. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

Each reference asset below is in the form of a linked share and represents a separate Note offering. The purchaser of a Note will acquire a security linked to a single linked share (not a basket or index of linked shares). The following terms relate to each separate Note offering:

•	Issuer: Barclays Bank PLC (Rated AA/Aa1)‡

•	Issue date: June 30, 2008

•	Initial valuation date: June 25, 2008

•	Final valuation date: December 24, 2008

•	Maturity date: December 30, 2008

•	Final price: Closing price of the linked share on the final valuation date.

•	Protection price: The protection level multiplied by the initial price.
•	Interest payment dates: Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date.

•	Initial public offering price: 100%

•	Tax allocation of coupon rate:

Deposit income*: 3.04%

Put premium: The coupon rate minus the deposit income.

‡

The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

The following terms relate to the specific Note offering for each respective linked share:

Linked Share	Initial Share Price	Page Number	Ticker Symbol	Principal Amount	Coupon Rate*	Protection Level	Percentage Proceeds to Issuer	Aggregate Proceeds to Issuer	Percentage Discount or Commission	Aggregate Discount or Commission	Note Issuance#	CUSIP/ISIN
Peabody Energy Corporation	$82.58	PS-6	BTU	$3,500,000	16.200%	70.0%	97.500%	$3,412,500	2.500%	$87,500	E-2165	06738RR65 / US06738RR650
Merrill Lynch & Co., Inc.	$35.46	PS-7	MER	$5,000,000	14.100%	75.0%	97.500%	$4,875,000	2.500%	$125,000	E-2166	06738RR73 / US06738RR734
DryShips Inc.	$81.97	PS-8	DRYS	$3,500,000	20.000%	60.0%	97.500%	$3,412,500	2.500%	$87,500	E-2167	06738RR81 / US06738RR817
Alcoa Inc.	$36.94	PS-9	AA	$2,000,000	12.300%	75.0%	97.500%	$1,950,000	2.500%	$50,000	E-2169	06738RS23 / US06738RS237

*	Annualized Rate

See “Risk Factors” in this pricing supplement and beginning on page S-3 of the prospectus supplement for a description of risks relating to an investment in the Notes.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

GENERAL TERMS FOR EACH NOTES OFFERING

This pricing supplement relates to separate Note offerings, each linked to a different linked share. The purchaser of a Note will acquire a security linked to a single linked share (not to a basket or index of linked shares) identified on the cover page. Although each Note offering relates only to the individual linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of those linked shares or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus, prospectus supplement and the information supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus, prospectus supplement and the information supplement may be accessed on the SEC website at www.sec.gov as follows:

Prospectus supplement dated September 4, 2007 and prospectus dated August  31, 2007:

http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

Information Supplement dated December  12, 2007:

http://www.sec.gov/Archives/edgar/data/312070/000119312507263911/d424b3.htm

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), and Aa1 by Moody’s Investor Services, Inc. (“Moody’s”). An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa1 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Notes”;

•

“Risk Factors—Additional Risks Relating to Notes with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the information supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

Return Limited to Coupon—Your return is limited to the coupon payments. You will not participate in any appreciation in the value of the linked share.

No Secondary Market—Upon issuance, the Notes will not have an established trading market.

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this pricing supplement, including but not limited to the final valuation date, the initial price, the final price, the protection level, the protection price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Notes with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Notes with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Notes with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Notes with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds.

Taxes—We intend to treat each Note as a put option written by you in respect of the reference asset and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

SUMMARY

Principal Payment at Maturity

A $1,000 investment in the Notes will pay $1,000 at maturity unless: (a) the final price of the linked shares is lower than the initial price of the linked shares; and (b) between the initial valuation date and the final valuation date, inclusive, the closing price of the linked shares on any day is below the protection price.

If the conditions described in (a) and (b) are both true, at maturity you will receive, at our election, instead of the full principal amount of your Notes, either (i) the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (ii) a cash amount equal to the principal amount you invested reduced by the percentage decrease in the price of the linked shares.

If you receive shares of the linked shares in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the linked shares you receive, which could be substantially less than the value of your original investment. You may lose some or all of your principal if you invest in the Notes.

Interest

The Notes will bear interest, if any, from the issue date specified on the front cover at the coupon rate specified on the front cover of this pricing supplement. The interest paid, if any, will include interest accrued from the issue date or the prior interest payment date, as the case may be, to, but excluding, the relevant interest payment date or repayment date. No interest will accrue and be payable on your Notes after the maturity date specified on the front cover if such maturity date is extended or if the final valuation date is extended. A “business day” is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the principal securities market for the linked share or banking institutions in New York City, generally, are authorized or obligated by law, regulation or executive order to close. See generally “Interest Mechanics” in the prospectus supplement.

Physical Delivery Amount

The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your Notes by the initial price of the linked shares. The physical delivery amount, the initial price of the linked shares and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Notes with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to (1) sell the reference asset to you at maturity for an amount equal to the Deposit (as defined below), plus any accrued and unpaid interest, acquisition discount and/or original issue discount on the Deposit, or (2) “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the Deposit (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. Because the term of the Notes is less than one year, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

On the cover page we have determined the yield on the Deposit and the Put Premium, as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information” with respect to linked shares that are exchange-traded funds. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by a company issuing a linked share can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the companies issuing the linked shares comes from the issuers’ respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of Hypothetical Examples

Each linked share described below contains a Table of Hypothetical Values at Maturity, based on the assumptions outlined for each linked share, which demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the linked shares, based on certain percentage changes between the initial price and final price of the linked shares (prior to the deduction of any applicable brokerage fees or charges).

In each Table of Hypothetical Values at Maturity some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in each table were determined.

On the final valuation date, the final price of the linked shares is determined.

If the final price of the linked shares is at or above its initial price, you will receive a payment at maturity of $1,000, regardless of whether the protection price was ever reached or breached during the term of the Notes.

If the final price of the linked shares is below its initial price but the closing price of the linked shares never fell below the protection price during the term of the Notes, you will receive a payment at maturity of $1,000.

If the final price of the linked shares is below its initial price and the closing price of the linked shares fell below the protection price during the term of the Notes, you will receive, at our election, either (a) a number of shares equal to the physical delivery amount, plus a cash amount equal to the fractional shares multiplied by the final price or (b) the cash amount equal to the principal amount that you invested reduced by the percentage decrease in the price of the linked shares.

In any case, you would also have received the applicable interest payments during the term of the Notes. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon yield on the Notes exceeds the dividend yield on the linked shares, the total return on the Notes would be higher relative to the total return of an investment in the linked shares.

If you had invested directly in the linked shares for the same period, you would have received total cash payments representing the number of shares of the linked shares you could have purchased with your $1,000 investment on the initial valuation date (assuming you could invest in fractional shares) multiplied by the final price of the linked shares. In addition, investors will realize a payment in respect of dividends which will equal the dividend yield multiplied by the $1,000 investment. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the initial date and is held constant regardless of the final level of the linked shares.

Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon rate on the Notes was less than the dividend yield on the linked shares, the total return on the Notes would be lower relative to the total return of an investment in the linked shares.

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the linked shares is set forth below in the Table of Hypothetical Values at Maturity.

Peabody Energy Corporation

According to publicly available information, Peabody Energy Corporation (the “Company”) is the largest private-sector coal company in the world. At December 31, 2007, it sold 237.8 million tons of coal. During this period, the Company sold coal to over 340 electricity generating and industrial plants in 19 countries. The Company's coal products fuel approximately 10% of all U.S. electricity generation and 2% of worldwide electricity generation. At December 31, 2007, the Company had 9.3 billion tons of proven and probable coal reserves. The Company owns majority interests in 31 coal mining operations located in the U.S and Australia. Additionally, the Company owns a minority interest in one Venezuelan operating mine through a joint venture arrangement. It shipped 192.3 million tons from its 20 U.S. mining operations and 21.4 million tons from its 11 Australia operations in 2007. The Company also shipped 84% of its U.S. mining operations’ coal sales volume from the western United States during the year ended December 31, 2007 and the remaining 16% from the eastern United States. Most of the Company's production in the western United States is low-sulfur coal from the Powder River Basin.

The linked share’s SEC file number is 001-16463.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
June 28, 2002	$7.20	$6.12	$6.62
September 30, 2002	$6.61	$4.10	$5.97
December 31, 2002	$6.85	$5.30	$6.84
March 31, 2003	$6.93	$5.74	$6.53
June 30, 2003	$8.22	$6.25	$7.86
September 30, 2003	$7.87	$6.70	$7.34
December 31, 2003	$10.06	$7.34	$9.76
March 31, 2004	$11.84	$8.52	$10.89
June 30, 2004	$13.11	$9.77	$13.10
September 30, 2004	$14.14	$11.88	$13.93
December 31, 2004	$20.32	$12.64	$18.94
March 31, 2005	$23.83	$17.20	$21.70
June 30, 2005	$26.43	$18.42	$24.36
September 30, 2005	$40.26	$24.35	$39.49
December 30, 2005	$40.70	$33.10	$38.58
March 31, 2006	$49.15	$38.61	$47.20
June 30, 2006	$71.43	$43.83	$52.20
September 29, 2006	$56.00	$30.85	$34.43
December 29, 2006	$45.49	$31.88	$37.83
March 30, 2007	$41.76	$33.89	$37.67
June 29, 2007	$52.20	$37.41	$45.30
September 30, 2007	$47.74	$35.97	$44.82
December 31, 2007	$62.55	$44.49	$61.64
March 31, 2008	$63.96	$42.05	$51.00
June 25, 2008*	$87.70	$49.38	$82.58

*	High, low and closing prices are for the period starting April 1, 2008 and ending June 25, 2008.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: BTU

Initial price: $82.58

Protection level: 70.00%

Protection price: $57.81

Physical delivery amount: 12 ($1,000/Initial price)

Fractional shares: 0.109470

Coupon: 16.20% per annum

Maturity: December 30, 2008

Dividend yield: 0.29% per annum

Coupon amount per monthly: $13.50

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	8.10%		100.15%
+ 90%	8.10%		90.15%
+ 80%	8.10%		80.15%
+ 70%	8.10%		70.15%
+ 60%	8.10%		60.15%
+ 50%	8.10%		50.15%
+ 40%	8.10%		40.15%
+ 30%	8.10%		30.15%
+ 20%	8.10%		20.15%
+ 10%	8.10%		10.15%
+ 5%	8.10%		5.15%

0%	8.10%		0.15%

	Protection Price Ever Breached?
	NO	YES
- 5%	8.10%	3.10%	-4.85%
- 10%	8.10%	-1.90%	-9.85%
- 20%	8.10%	-11.90%	-19.85%
- 30%	8.10%	-21.90%	-29.85%
- 40%	N/A	-31.90%	-39.85%
- 50%	N/A	-41.90%	-49.85%
- 60%	N/A	-51.90%	-59.85%
- 70%	N/A	-61.90%	-69.85%
- 80%	N/A	-71.90%	-79.85%
- 90%	N/A	-81.90%	-89.85%
- 100%	N/A	-91.90%	-99.85%

Merrill Lynch & Co., Inc.

According to publicly available information, Merrill Lynch & Co., Inc. (the “Company”) was formed in 1914 and became a publicly traded company on June 23, 1971. In 1973, the Company created the holding company, ML & Co., a Delaware corporation that, through its subsidiaries, is one of the world’s leading capital markets, advisory and wealth management companies with offices in 40 countries and territories and total client assets of almost $2 trillion at December 28, 2007. As an investment bank, the Company is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes, and it serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. In addition, the Company owns a 45% voting interest and approximately half of the economic interest of BlackRock, Inc., a large publicly traded investment management company with approximately $1.4 trillion in assets under management at December 28, 2007.

The Company conducts its business from various locations throughout the world. The Company’s world headquarters is located in the World Financial Center in New York City, and its other principal United States business and operational centers are located in New Jersey and Florida. The Company’s major geographic regions of operations include the United States; Europe, the Middle East and Africa (“EMEA”); the Pacific Rim; Canada; and Latin America.

The linked share’s SEC file number is: 1-7182.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
June 28, 2002	$55.20	$36.78	$40.50
September 30, 2002	$40.66	$31.00	$32.95
December 31, 2002	$44.90	$28.21	$37.95
March 31, 2003	$43.75	$30.76	$35.40
June 30, 2003	$49.20	$35.30	$46.68
September 30, 2003	$57.50	$45.84	$53.53
December 31, 2003	$60.47	$53.85	$58.65
March 31, 2004	$64.85	$56.97	$59.56
June 30, 2004	$60.70	$51.35	$53.98
September 30, 2004	$54.32	$47.35	$49.72
December 31, 2004	$61.16	$50.01	$59.77
March 31, 2005	$61.99	$56.01	$56.60
June 30, 2005	$57.50	$52.00	$55.01
September 30, 2005	$61.67	$54.37	$61.35
December 30, 2005	$69.34	$58.65	$67.73
March 31, 2006	$79.32	$67.11	$78.76
June 30, 2006	$81.25	$64.58	$69.56
September 29, 2006	$79.40	$66.69	$78.22
December 29, 2006	$93.93	$77.90	$93.10
March 30, 2007	$98.68	$76.85	$81.67
June 29, 2007	$95.00	$81.18	$83.58
September 30, 2007	$89.23	$66.95	$71.28
December 31, 2007	$77.75	$50.50	$53.68
March 31, 2008	$59.59	$37.25	$40.74
June 25, 2008*	$54.00	$33.40	$35.46

*	High, low and closing prices are for the period starting April 1, 2008 and ending June 25, 2008.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: MER

Initial price: $35.46

Protection level: 75.00%

Protection price: $26.60

Physical delivery amount: 28 ($1,000/Initial price)

Fractional shares: 0.200790

Coupon: 14.10% per annum

Maturity: December 30, 2008

Dividend yield: 3.95% per annum

Coupon amount per monthly: $11.75

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	7.05%		101.98%
+ 90%	7.05%		91.98%
+ 80%	7.05%		81.98%
+ 70%	7.05%		71.98%
+ 60%	7.05%		61.98%
+ 50%	7.05%		51.98%
+ 40%	7.05%		41.98%
+ 30%	7.05%		31.98%
+ 20%	7.05%		21.98%
+ 10%	7.05%		11.98%
+ 5%	7.05%		6.98%

0%	7.05%		1.98%

	Protection Price Ever Breached?
	NO	YES
- 5%	7.05%	2.05%	-3.02%
- 10%	7.05%	-2.95%	-8.02%
- 20%	7.05%	-12.95%	-18.02%
- 30%	N/A	-22.95%	-28.02%
- 40%	N/A	-32.95%	-38.02%
- 50%	N/A	-42.95%	-48.02%
- 60%	N/A	-52.95%	-58.02%
- 70%	N/A	-62.95%	-68.02%
- 80%	N/A	-72.95%	-78.02%
- 90%	N/A	-82.95%	-88.02%
- 100%	N/A	-92.95%	-98.02%

DryShips Inc.

According to publicly available information, DryShips Inc. (the “Company”) currently owns and operates a fleet of thirty-eight vessels and eight newbuildings consisting of nine Capesize drybulk carriers including four newbuilding Capesize drybulk carriers, thirty-three Panamax drybulk carriers including two newbuilding Panamax drybulk carriers, two newbuilding Kamsarmax drybulk carriers, and two Supramax drybulk carriers. The Company’s fleet carries a variety of drybulk commodites including major bulks such as coal, iron ore, and grains, and minor bulks such as bauxite, phosphate, fertilizers and steel products. In addition to its owned fleet, the Company has also chartered-in a 2000 built Panamax drybulk carrier for a period of three years ending in December 2008. The average age of the vessels in the Company’s fleet is 8.8 years. The expected date of delivery of the eight newbuilding vessels are between the second quarter of 2008 and second quarter of 2010, respectively.

The Company is a Marshall Islands company that was formed in September 2004. The Company’s executive offices are located at Omega Building, 80 Kifissias Avenue, Amaroussioun GR 15125 Greece. The Company’s telephone number is 011-30-210-809-0570.

The linked share’s SEC file number is: 000-51141.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
June 28, 2002	N.A.	N.A.	N.A.
September 30, 2002	N.A.	N.A.	N.A.
December 31, 2002	N.A.	N.A.	N.A.
March 31, 2003	N.A.	N.A.	N.A.
June 30, 2003	N.A.	N.A.	N.A.
September 30, 2003	N.A.	N.A.	N.A.
December 31, 2003	N.A.	N.A.	N.A.
March 31, 2004	N.A.	N.A.	N.A.
June 30, 2004	N.A.	N.A.	N.A.
September 30, 2004	N.A.	N.A.	N.A.
December 31, 2004	N.A.	N.A.	N.A.
March 31, 2005	$23.90	$17.90	$19.49
June 30, 2005	$19.50	$15.40	$16.51
September 30, 2005	$17.48	$13.80	$17.23
December 30, 2005	$17.30	$11.81	$12.22
March 31, 2006	$13.84	$9.90	$10.58
June 30, 2006	$11.25	$8.50	$10.79
September 29, 2006	$14.89	$10.28	$13.40
December 29, 2006	$18.06	$12.63	$18.01
March 30, 2007	$23.67	$16.85	$22.53
June 29, 2007	$44.75	$22.66	$43.38
September 30, 2007	$93.35	$43.51	$90.85
December 31, 2007	$131.34	$69.63	$77.40
March 31, 2008	$88.49	$48.24	$59.91
June 25, 2008*	$116.43	$58.65	$81.97

*	High, low and closing prices are for the period starting April 1, 2008 and ending June 25, 2008.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: DRYS

Initial price: $81.97

Protection level: 60.00%

Protection price: $49.18

Physical delivery amount: 12 ($1,000/Initial price)

Fractional shares: 0.199585

Coupon: 20.00% per annum

Maturity: December 30, 2008

Dividend yield: 0.98% per annum

Coupon amount per monthly: $16.67

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	10.00%		100.49%
+ 90%	10.00%		90.49%
+ 80%	10.00%		80.49%
+ 70%	10.00%		70.49%
+ 60%	10.00%		60.49%
+ 50%	10.00%		50.49%
+ 40%	10.00%		40.49%
+ 30%	10.00%		30.49%
+ 20%	10.00%		20.49%
+ 10%	10.00%		10.49%
+ 5%	10.00%		5.49%

0%	10.00%		0.49%

	Protection Price Ever Breached?
	NO	YES
- 5%	10.00%	5.00%	-4.51%
- 10%	10.00%	0.00%	-9.51%
- 20%	10.00%	-10.00%	-19.51%
- 30%	10.00%	-20.00%	-29.51%
- 40%	10.00%	-30.00%	-39.51%
- 50%	N/A	-40.00%	-49.51%
- 60%	N/A	-50.00%	-59.51%
- 70%	N/A	-60.00%	-69.51%
- 80%	N/A	-70.00%	-79.51%
- 90%	N/A	-80.00%	-89.51%
- 100%	N/A	-90.00%	-99.51%

Alcoa Inc.

According to publicly available information, Alcoa Inc. (the “Company”) is a producer of primary aluminum, fabricated aluminum, and alumina, and is active in all major aspects of the industry: technology, mining, refining, smelting, fabricating, and recycling. Aluminum and alumina represent approximately three-fourths of the Company’s revenues. Nonaluminum products include precision castings, industrial fasteners, consumer products, food service and flexible packaging products, plastic closures, and electrical distribution systems for cars and trucks. The Company’s products are used worldwide in aircraft, automobiles, commercial transportation, packaging, consumer products, building and construction, and industrial applications. The Company is global, operating in 44 countries. North America is the largest market with 57% of the Company’s revenues. Europe is also a significant market with 25% of the company’s revenues. The Company’s operations consist of six worldwide segments: Alumina, Primary Metals, Flat-Rolled Products, Extruded and End Products, Engineered Solutions, and Packaging and Consumer.

The linked share’s SEC file number is 1-3610.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
June 28, 2002	$39.09	$30.17	$33.15
September 30, 2002	$33.80	$18.35	$19.30
December 31, 2002	$26.37	$17.62	$22.78
March 31, 2003	$24.75	$18.45	$19.38
June 30, 2003	$27.19	$18.86	$25.50
September 30, 2003	$29.50	$24.00	$26.16
December 31, 2003	$38.92	$26.29	$38.00
March 31, 2004	$39.20	$32.63	$34.69
June 30, 2004	$36.56	$28.53	$33.03
September 30, 2004	$33.68	$29.51	$33.59
December 31, 2004	$34.98	$30.65	$31.42
March 31, 2005	$32.29	$28.30	$30.39
June 30, 2005	$31.79	$25.92	$26.13
September 30, 2005	$29.98	$23.99	$24.42
December 30, 2005	$29.84	$22.29	$29.57
March 31, 2006	$32.19	$28.39	$30.56
June 30, 2006	$36.96	$28.55	$32.36
September 29, 2006	$34.00	$26.60	$28.04
December 29, 2006	$31.30	$26.39	$30.01
March 30, 2007	$36.05	$28.09	$33.90
June 29, 2007	$42.90	$33.63	$40.53
September 30, 2007	$48.77	$30.25	$39.12
December 31, 2007	$40.70	$33.22	$36.55
March 31, 2008	$39.67	$26.69	$36.06
June 25, 2008*	$44.76	$33.65	$36.94

*	High, low and closing prices are for the period starting April 1, 2008 and ending June 25, 2008.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: AA

Initial price: $36.94

Protection level: 75.00%

Protection price: $27.71

Physical delivery amount: 27 ($1,000/Initial price)

Fractional shares: 0.070926

Coupon: 12.30% per annum

Maturity: December 30, 2008

Dividend yield: 1.84% per annum

Coupon amount per monthly: $10.25

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	6.15%		100.92%
+ 90%	6.15%		90.92%
+ 80%	6.15%		80.92%
+ 70%	6.15%		70.92%
+ 60%	6.15%		60.92%
+ 50%	6.15%		50.92%
+ 40%	6.15%		40.92%
+ 30%	6.15%		30.92%
+ 20%	6.15%		20.92%
+ 10%	6.15%		10.92%
+ 5%	6.15%		5.92%

0%	6.15%		0.92%

	Protection Price Ever Breached?
	NO	YES
- 5%	6.15%	1.15%	-4.08%
- 10%	6.15%	-3.85%	-9.08%
- 20%	6.15%	-13.85%	-19.08%
- 30%	N/A	-23.85%	-29.08%
- 40%	N/A	-33.85%	-39.08%
- 50%	N/A	-43.85%	-49.08%
- 60%	N/A	-53.85%	-59.08%
- 70%	N/A	-63.85%	-69.08%
- 80%	N/A	-73.85%	-79.08%
- 90%	N/A	-83.85%	-89.08%
- 100%	N/A	-93.85%	-99.08%